Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, Chairman/CEO
F. Glenn Harvey, Pres/COO
(323) 634-1700
www.broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION ANNOUNCES

APPOINTMENT OF WILBUR A. McKESSON, JR.

AS SENIOR VICE PRESIDENT/CHIEF LOAN OFFICER

BROADWAY FEDERAL BANK,

THE OLDEST AFRICAN-AMERICAN BANK

WEST OF THE MISSISSIPPI

LOS ANGELES, CA – (BUSINESS WIRE) – March 27, 2007 – Broadway Financial Corporation (“Company”) (NASDAQ Small-Cap: BYFC), the holding company of Broadway Federal Bank, f.s.b. (“Bank” or “Broadway”), today announced that Wilbur A. McKesson, Jr. has joined the Bank as Senior Vice President and Chief Loan Officer.

Paul C. Hudson, Chief Executive Officer, stated, “With over twenty-five years of lending experience, Mr. McKesson brings to Broadway a national perspective and an understanding of product development, minority markets, strategic partnerships and sales.” Hudson went on to add, “Wilbur will be charged with continuing to grow Broadway’s faith-based lending and expanding the Bank’s residential loan programs.”

Mr. McKesson comes to Broadway from Option One Mortgage where he served as Vice President for Affordable Housing. Mr. McKesson was responsible for launching a nationwide foreclosure prevention initiative to reduce the risk of foreclosure in distressed markets, as well as creating innovative partnerships that included local governments, community based organizations, and other lenders, to provide outreach and financial counseling.

Prior to Option One, McKesson was Senior Vice President/Director of Emerging Markets for CitiMortgage. He established a national sales team and channels targeting first-time homebuyers, new immigrants, low-to-moderate income and minority borrowers. His responsibilities included sales, product development, strategic partnerships and marketing.

McKesson served as First Vice President of Community Lending and Investments at WAMU prior to 1999. During his tenure at WAMU, he was involved with financing multi-family and single-family affordable housing developments that included construction and permanent financing.

McKesson stated, “I am very excited about bringing my varied experiences to Broadway to grow the loan portfolio while maintaining the Bank’s excellent record of outstanding credit quality.”

Mr. McKesson holds an undergraduate degree in Public Administration from the University of Arizona in Tucson, a Master of Science in Public Administration from California State University at Los Angeles, and a Master in Business Administration from the Anderson School of the University of California, Los Angeles.

Broadway Federal Bank, celebrating its 60th anniversary, is a community-oriented savings bank, which primarily originates residential and commercial mortgage loans in the greater Los Angeles area. The Bank operates four full service branches, three in the city of Los Angeles, and one in the nearby city of Inglewood, California. Shareholders, analysts and others seeking information about the Company or the Bank are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.